Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post-Effective Amendment No. 2 to Form S-1 on Form S-3 No. 333-252120) and related Prospectus of Porch Group, Inc. for the registration of 39,602,285 shares of its common stock and warrants to purchase 5,700,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 16, 2022, with respect to the consolidated financial statements of Porch Group, Inc., and the effectiveness of internal control over financial reporting of Porch Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington
August 9, 2022